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Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of JetBlue Airways Corporation for the registration of $175,000,000 of its 3 1/2% Convertible Notes Due 2033 and 2,745,103 shares of its common stock and to the incorporation by reference therein of our reports dated January 27, 2003, with respect to the consolidated financial statements and schedule of JetBlue Airways Corporation at December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002, included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                      /s/ ERNST & YOUNG LLP

New York, New York
November 10, 2003

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  Exhibit 23.3
Consent of Independent Auditors